Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into between Patrick J. Byrne (hereinafter referred to as “Byrne”) and Agilent Technologies, Inc. (“Agilent”).  The purpose of this Agreement is to document Byrne’s resignation as Senior Vice President of Agilent and President of the Electronics Measurement Group, effective March 21, 2007 (as documented in Exhibit A to this Agreement), and Byrne’s termination of employment from Agilent, effective on or before November 1, 2007, on terms that are satisfactory both to Agilent and to Byrne.  Therefore, Agilent and Byrne agree as follows:

1.               In exchange for the promises set forth in this Agreement, Agilent agrees as follows:

a.               “Interim Period” — Subject to the provisions of Paragraph 1(b) below, from March 22, 2007 through the close of business on November 1, 2007, Byrne will remain employed by Agilent but will no longer be actively performing work for Agilent (the “Interim Period”).  Byrne will continue to receive his base salary during the Interim Period, which will be at the same rate per annum as his base salary as of March 22, 2007.  If Byrne’s employment terminates before November 1, 2007, pursuant to Paragraph 1(b), Byrne will receive his base salary up to the date his employment terminates.

b.              Termination Date — Byrne will be designated as a participant in Agilent’s Workforce Management Program with a termination date of the close of business on November 1, 2007, subject to earlier termination pursuant to the provisions of this Paragraph.  Byrne’s employment with Agilent may not extend beyond November 1, 2007.

i)                 No Alternative Employment During Interim Period — if Byrne does not accept or otherwise secure alternative employment (including consulting or self employment) during the Interim Period, Byrne’s termination date will be the close of business on November 1, 2007 and all other provisions of this Agreement shall be in full force and effect.

ii)              Alternative Employment During Interim Period — Byrne’s employment with Agilent will be terminated should he accept or otherwise secure alternative employment (including consulting or self employment) during the Interim Period that is not otherwise approved by Agilent (as described in this Paragraph). Before accepting or otherwise securing alternative employment, Byrne shall first notify Agilent’s Chief Executive Officer and Senior Vice President of Human Resources, in writing, of his intention to do so and shall provide to Agilent the name of the proposed employer, Byrne’s title and the nature of his assignment with the proposed employer.  Within a reasonable period of time after such notification, (but not longer than 10 business days from the date such notification is received), Agilent shall provide Byrne with written notification of its decision regarding approval or disapproval of Byrne’s proposed alternative employment.  Agilent shall not unreasonably withhold consent for Byrne to accept or secure alternative employment, so long as the proposed alternative employment does not violate Agilent’s Standards of Business Conduct (including but not limited to as those Standards apply to employment with an Agilent competitor, supplier, service provider, customer, and/or reseller).  If approved in writing by Agilent’s Chief Executive Officer, Byrne’s employment with Agilent may continue after the acceptance of the proposed alternative employment.

(1)          Approved Alternative Employment — if Agilent agrees in writing that Byrne’s proposed alternative employment during the Interim Period is permissible as not violating Agilent’s Standards of Business Conduct, Byrne’s employment with Agilent pursuant to this Agreement shall continue until the close of business on November 1, 2007, and all other provisions of this Agreement shall remain in full force and effect.

(2)          Disapproved Alternative Employment — if Agilent informs Byrne that it considers his proposed alternative employment during the Interim Period to be impermissible as violating Agilent’s Standards of Business Conduct, Byrne’s employment with Agilent will terminate immediately on the date he accepts any such alternative employment, and Byrne will forfeit the following rights: (i) eligibility for payment of base salary during the remainder of the Interim Period following the termination date, as detailed in Paragraph 1(a); and (ii) eligibility for Pay for Results payments for the second half of FY 07, as detailed in Paragraph 1(c).  All other provisions of this Agreement, including but not limited to Paragraph 1(g) regarding stock options and Paragraph 1(h) regarding Long Term Performance Program payments, shall remain in full force and effect if Byrne’s employment terminates before November 1, 2007 pursuant to this Paragraph.

c.               Pay for Results — If Byrne remains employed through the last day of the performance period for the first half of FY 07 (April 30, 2007), he will be eligible to receive Pay for Results for the first half of FY 07, with a target payment of 80% of Byrne’s base salary (at the same rate per annum as his base salary as of March 22, 2007) for the first half of FY 07.  If Byrne remains employed through the last day of the performance period for the second half of FY 07 (October 31, 2007), he will be eligible to receive Pay for Results for the second half of FY 07, with a target payment of 80% of Byrne’s base salary (at the same rate per annum as his base salary as of March 22, 2007) for the second half of FY 07.  Pay for Results payments are dependent upon the meeting of certain conditions as set forth in Byrne’s Pay for Results Notification Letter for each respective fiscal half and applicable plan documents. Payments, if any, made under the Pay for Results plan will be made within 90 days of the end of the applicable performance period.

d.              Severance Payment — Within 90 days of the termination of Byrne’s employment, Agilent shall deliver to Byrne a lump sum payment in the gross amount of Eight Hundred Twenty Five Thousand Dollars ($825,000.00), inclusive of any payments otherwise provided for under the Workforce Management Program, less required withholdings or deductions, representing eighteen months of Byrne’s base salary (at the same rate per annum as his base salary as of March 22, 2007).

e.               Workforce Management Program — To designate Byrne as a participant in Agilent’s Workforce Management Program with a termination date on or before November 1, 2007.  At the time of termination, all benefits and sums otherwise due will be computed in accordance with Agilent’s standard procedures and applicable benefit or other plan documents, except as may otherwise be provided in this Agreement.  Amounts, if any, determined to be due will be mailed to Byrne’s address as reflected in Agilent’s records.

f.                 Career Counseling Payment — Within 90 days of the termination of Byrne’s employment, Agilent shall provide to Byrne a lump sum payment in the amount of $25,000, less required deductions, for career counseling.

g.              Stock Options — Pursuant to the provisions of Agilent’s Workforce Management Program, on Byrne’s termination date, all unvested stock options will be accelerated and will become vested.  Byrne will have the lesser of three months or the expiration date of his options following the date of termination of his employment to exercise his options.

h.              Long Term Performance Program — pursuant to the Workforce Management Program provisions of the Long Term Performance Program (“LTPP”), if Byrne remains employed at Agilent through the close of business on November 1, 2007, he shall be entitled to receive LTPP payouts at the full, un-prorated amount, for the performance periods of FY05-FY07, FY06-FY08, and FY07-FY-09, in accordance with existing relevant plan documents.  The target share award (after adjustment for the Verigy dividend) for each of the above performance periods is as follows, as is the value of the target award based upon the stock price on the date the target award was established:  (i) for the performance period ending on October 31, 2007, Byrne was given a target award of 32,029 shares ($750,000); (ii) for the performance period ending on October 31, 2008, Byrne was given a target award of 33,079 shares ($1,000,000); and (iii) for the performance period ending on October 31, 2009, Byrne was given a target award of 33,300 shares ($1,100,000).  If Byrne’s employment with Agilent terminates before November 1, 2007, pursuant to Paragraph 1(b)(ii)(2), Byrne’s eligibility to receive LTPP payments will be affected as follows: (i) for the performance period ending on October 31, 2007, Byrne shall not be eligible to receive any LTPP payment; (ii) for the performance period ending on October 31, 2008, Byrne shall be eligible to receive the full, un-prorated LTPP payment; and (iii) for the performance period ending on October 31, 2009, Byrne shall be eligible to receive a prorated LTPP payment in accordance with his termination date and the Workforce Management

Program terms of the relevant LTPP plan document.  The payouts, if any, will be based on actual performance measured against the performance criteria for the relevant performance period.  Awards may range from zero to 200%, and will be determined by the Compensation Committee following the conclusion of the relevant three year performance periods.  The payouts, if any, shall be subject to the terms and conditions set forth in each of the relevant LTPP plan documents and shall occur at the times that any awards under the LTPP are paid to other participants in this program for such performance periods. Unless otherwise deferred under Agilent’s deferral programs, any shares distributed will be distributed in the calendar year following the calendar year in which the performance period ends.

i.                  Except as otherwise stated in this Agreement, Byrne is entitled to exercise employee benefit conversion privileges upon the same terms and conditions as would be available to any other voluntarily terminating employee.

j.                  During the Interim Period, Byrne will continue to be eligible to receive AYCO financial services or services from any other successor financial service provider that Agilent offers to its officers through the time that he files his 2007 individual tax return.

k.               During the Interim Period, Byrne’s medical coverage, Flexible Time Off, deferred compensation, 401(k) plan, Defined Benefit Retirement Plan and Excess Benefit Plan, and Employee Stock Purchase plan monies, as well as any other benefits not mentioned above, will be treated in accordance with existing plan documents for a standard termination.

2.               In exchange for the promises set forth in this Agreement, Byrne agrees as follows:

a.               Although Byrne will not be actively performing work for Agilent during the Interim Period, as an employee of Agilent, Byrne will remain subject to the Standards of Business Conduct and the Agreement Regarding Confidential Information and Proprietary Development (“ARCIPD”) signed by Byrne on October 10, 1999 and attached to this Agreement as Exhibit B.  During the Interim Period, Byrne will agree to make himself reasonably available to Agilent upon request to assist in the transition of Byrne’s former workload to other employees, to answer questions regarding matters assigned to Byrne before the effective date of his resignation, and to otherwise assist Agilent in transferring Byrne’s responsibilities to others at Agilent.

b.              To acknowledge that he is the recipient of confidential and proprietary business information, and that he will not use or disclose such information except as may be permitted by Agilent or required by law.  Byrne acknowledges that the confidentiality obligations of the ARCIPD survive the termination of his employment. Nothing in this Agreement supersedes or renders the terms and conditions of the ARCIPD unenforceable or void.  The Agreement will apply especially with companies who are competitors of Agilent, including those listed in Exhibit C.

c.               To attend an Exit Interview on or before November 1, 2007, at which time all appropriate personnel documents will be executed.  Byrne further agrees that he will return all company property and identification on or before May 15, 2007.  Thereafter, Byrne agrees to do such other acts as may be reasonably requested by Agilent in order to effectuate the terms of this agreement.

d.              To not make any public statement or statements to the press concerning Agilent, its business objectives, its management practices, or other sensitive information without first receiving Agilent’s written approval. Byrne further agrees not to disparage Agilent, its officers, directors, employees or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation, provided that Byrne may respond accurately and fully to any question, inquiry or request for information when required by legal process to do so.

3.               Byrne and Agilent agree that the Change of Control Severance Agreement between Byrne and Agilent, dated February 1, 2005, was terminated effective March 22, 2007, and is of no further force or effect.  All provisions of this Agreement shall remain in full force and effect should Agilent experience a Change of Control and Byrne shall remain entitled to all payments and other benefits as described herein.

4.               In exchange for Agilent’s doing the acts described in this Agreement, Byrne on behalf of himself, his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Agilent, its officers, agents, employees, attorneys, employee benefit plans, employee benefit plan fiduciaries and administrators, consultants, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have as of the date of execution of this Agreement, including but not limited to:

a.               any claims relating to employment discrimination on account of race, religion, sex, age, national origin, creed, disability, sexual orientation, or any other basis, whether or not arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.              any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, any claims relating to Section 806 of the Sarbanes-Oxley Act of 2002, and any similar laws enacted in California;

c.               any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.              any claims under any other federal, state or local statutes, ordinances or regulations, including but not limited to the Employee Retirement Income Security Act of 1974;

e.               any claims relating to, arising out of, or connected with his employment with Agilent, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Agilent policy, procedure, practice, or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment; and

f.                 any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal.

g.              Notwithstanding any provision of this Paragraph, Byrne shall not hereby release any right he may otherwise have to indemnification by Agilent pursuant to the company’s certificate of incorporation, by-laws, insurance policies, and applicable law.

5.               Byrne acknowledges that as of the date of signing this Agreement, he has received all wages and compensation due to him from Agilent through that time other than those wages or compensation as described in this Agreement.

6.               In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them as of the date this Agreement is executed, except for those claims set forth in paragraph 8.  This Agreement and compliance with this Agreement does not constitute an admission of liability by Agilent.

7.               Byrne understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are expressly waived.  Section 1542 reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

8.               This release of claims does not include: (i) Byrne’s right to enforce the terms of this Agreement; (ii) claims for vested benefits in which Byrne is entitled, including but not limited to Workers’ Compensation benefits; (iii) claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights); and (iv) claims arising under federal or state securities or employment discrimination laws where Byrne does not seek personal monetary or other relief.

9.               Byrne acknowledges and agrees that if he or any other person or entity files a claim or permits to be filed a claim in a civil action or other legal proceeding for relief, including personal relief for Byrne (including but not limited to back pay, front pay, monetary damages, attorneys fees, cost, injunctive or declaratory relief) against Agilent (except to enforce this Agreement), he will not accept or be eligible to receive any personal relief from such a claim or cause of action.

10.         It is expressly agreed that the claims released pursuant to this Agreement include all claims against employees, officers, directors, attorneys and agents of Agilent in their individual and representative capacities, whether or not such employees were acting within the course and scope of their employment.

11.         Byrne represents and warrants that he has not assigned any such claim or authorized any other person or entity to assert such claim on Byrne’s behalf. Further, Byrne agrees that under this Agreement he waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

12.         Each party shall bear its own costs, expenses, and attorneys’ fees incurred in, or arising out of, or connected with the negotiation and execution of this Agreement.

13.         Byrne understands and agrees that, as a condition of this Agreement, he is not entitled to any employment (including employment as an independent contractor or otherwise) with Agilent, its subsidiaries or related companies, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with Agilent.  Byrne further agrees not to apply for employment with Agilent in the future and not to institute or join any action, lawsuit or proceeding against Agilent, its subsidiaries, related companies or successors for any failure to employ him. In the event that Byrne should secure such employment, it is agreed that such employment is voidable without cause and at the sole discretion of Agilent.

14.         Byrne agrees that the terms, amount and fact of settlement shall be confidential until Agilent Technologies, Inc. needs to make any required disclosure of any agreements between Agilent and him as a part of Agilent’s Securities and Exchange Commission filing requirements. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from, an attorney, accountant, or other financial or tax adviser, Byrne agrees not to disclose the existence or contents of this Agreement or any past or future related discussions or documentation to anyone, including, but not limited to, past, present and future employees of Agilent, until such time of the public filings.

Disclosure is permitted only to Byrne’s attorney, accountant, financial or tax advisor and spouse on the condition that such individuals shall be advised of these limitations, or as otherwise required by law.

15.         At Agilent’s request, Byrne will give his reasonable cooperation to Agilent in connection with any legal matter, proceeding or action relating to Agilent.

16.         The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement.  No modification of this Agreement will be effective unless in writing and signed by both parties hereto.

17.         It is further expressly agreed and understood that Byrne has not relied upon any advice from Agilent Technologies, Inc. and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that Byrne will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold Agilent Technologies, Inc. harmless from any tax obligations arising from said payment.

18.         Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term or provision shall be deemed not to be a part of this Agreement.

19.         This Settlement Agreement will be governed by and construed in accordance with the laws of the State of California.

20.         If there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS/EndDispute for nonbinding mediation.  If complete agreement cannot be reached within 45 days of submission to mediation, any remaining issues will be submitted to JAMS/EndDispute for final and binding arbitration pursuant to JAMS/EndDispute Arbitration Rules and Procedures for Employment Disputes with each party bearing their own costs and attorneys’ fees.

21.         The following notice is provided in accordance with the provisions of Federal Law:

You are entitled to and have been given up to twenty-one days (21) days in which to accept the terms of this Separation Agreement and General Release, although you may accept it any time within those twenty-one days.

You have been told in writing to consult with an attorney regarding this Agreement.

You have the right to revoke your acceptance of this Agreement at any time within seven (7) days from the date you sign it, and this Agreement will not become effective and enforceable until this seven (7) day revocation period has expired.

To revoke your acceptance, you must send a written notice of revocation to Jodi Juskie, U.S. Labor & Employment Counsel, Agilent Technologies, Inc., 900 S. Taft Avenue, Loveland Colorado, 80537 by 5:00 p.m. on or before the seventh day after you sign this Agreement.

BYRNE FURTHER STATES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF HIS CHOICE, THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT THIS AGREEMENT IS THE PRODUCT OF NEGOTIATION BETWEEN HIS COUNSEL AND AGILENT’S COUNSEL, THAT HIS ATTORNEY HAS EXPLAINED THIS AGREEMENT TO HIM, THAT HE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

ACCEPTED AND AGREED:

AGILENT TECHNOLOGIES, INC.

By:	/s/ Jean Halloran	/s/Patrick J. Byrne
Name:	Jean Halloran	Name: Patrick J. Byrne
Title:	Senior Vice President of Human Resources
Date:	May 1, 2007